PROSPECTUS                                     Filed pursuant to Rule 424(b)(5)
May 15, 1998                                                 File No. 333-45981


                                5,815,450 SHARES

                        UNITED STATES FILTER CORPORATION

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

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      This prospectus provides for the offering by the Selling Stockholders named herein (the "Selling Stockholders") of up to an aggregate of 5,815,450 shares (the "Shares") of the Common Stock, par value $.01 per share ("Common Stock"), of United States Filter Corporation (the "Company"). The Shares were acquired by the Selling Stockholders named herein on January 16, 1998 pursuant to the terms of a Merger Agreement, dated as of December 31, 1997, among the Company, The Kinetics Group, Inc. ("Kinetics"), U.S. Filter/KG Acquisition
Corp., The Bianco Family 1991 Trust (the "Bianco Trust"), Dated February 1, 1991, David J. Shimmon and BT Capital Partners, Inc. (the "Merger Agreement"). The Shares were issued in consideration of the acquisition by the Company of Kinetics, effective as of December 31, 1997 (the "Merger").
See "Selling Stockholders."

      The acquisition of Kinetics was accounted for as a pooling of interests and accordingly the holders of an aggregate of 5,551,369 shares (the "Affiliate Shares") may not sell, transfer or otherwise dispose of any Shares prior to the date that the Company publishes financial results covering at least thirty days of combined operations of the Company and Kinetics. In addition, of the 5,815,450 shares, an aggregate of 290,194 Shares (the "Escrow Shares"), 277,569 of which are included in the Affiliate Shares, are held in escrow by PNC Bank, escrow agent, under an Escrow Agreement entered into pursuant to the Merger Agreement. The Escrow Shares are subject to claims of the Company for indemnification under the Merger Agreement and, to the extent not returned to the Company in satisfaction of such claims for indemnification or pending the resolution of any disputed claims, can be expected to be delivered to the Selling Stockholders based upon their respective percentage interests by December 31, 1998.

      Subject to the limitations set forth above, the Shares may be offered or sold by or for the account of the Selling Stockholders from time to time or at one time, on one or more exchanges or otherwise, at prices and on terms to be determined at the time of sale, to purchasers directly or by or through brokers or dealers, who may receive compensation in the form of discounts, commissions or concessions. The Selling Stockholders and any such brokers or dealers may be deemed to be "underwriters" within the meaning of the United States Securities Act of 1933, as amended (the "Securities Act"), and any discounts, concessions and commissions received by any such brokers and dealers may be deemed to be underwriting commissions or discounts under the Securities Act. The Company will not receive any of the proceeds from any sale of the Shares offered hereby. See "Use of Proceeds," "Selling Stockholders" and "Plan of Distribution."

      The Common Stock is listed on the New York Stock Exchange (the "NYSE") and traded under the symbol "USF." The last reported sale price of the Common Stock on the NYSE on May 14, 1998 was $33.1875 per share.
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      SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.
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         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
         COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
           ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
              OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the United States Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files periodic reports, proxy solicitation materials and other information with the United States Securities and Exchange Commission (the "Commission"). Such reports, proxy solicitation materials and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's site address, http://www.sec.gov. The Common Stock is listed on the NYSE. Such reports, proxy solicitation materials and other information can also be inspected and copied at the NYSE at 20 Broad Street, New York, New York 10005.


               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company (File No. 1-10728) with the Commission pursuant to the Exchange Act are incorporated herein by reference: the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 1997; the Company's Quarterly Reports for the quarterly periods ended June 30, 1997 (as amended on Form 10-Q/A dated August 22, 1997), September 30, 1997 and December 31, 1997 (as amended on Forms 10-Q/A dated May 12, 1998 and May 14,
1998); the Company's Current Reports on Form 8-K dated October 28, 1996 (as amended on a Form 8-K/A dated December 19, 1996), December 2, 1996, January 6, 1997, August 4, 1997, September 17, 1997, September 19, 1997, December 9, 1997
(as amended on Forms 8-K/A dated February 6, 1998 and March 4, 1998), December 31, 1997, January 16, 1998 (as amended on Forms 8-K/A dated February 6, 1998, March 4, 1998, May 12, 1998 and May 14, 1998), February 9, 1998 and May 12, 1998
(as amended on Form 8-K/A dated May 14, 1998); and the description of the Common Stock contained in the Company's Registration Statement on Form 8-A, as the same may be amended.

      All documents and reports subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the initial registration statement and prior to effectiveness of this registration statement and after the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference herein. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, without charge, a copy of any or all of the documents that are incorporated herein by reference, other than exhibits to such information (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to General Counsel, United States Filter Corporation, 40-004 Cook Street, Palm Desert, California 92211 (telephone (760) 340-0098).


                                   THE COMPANY

      The Company is a leading global provider of industrial and municipal water and wastewater treatment systems, products and services, with an installed base of systems that the Company believes is one of the largest worldwide. The Company offers a single-source solution to its customers through what the Company believes is the industry's broadest range of cost-effective systems, products, services and proven technologies. The Company markets a broad line of waterworks distribution products and services. In addition, the Company also sells, installs and services in the United States a wide range of products which address household water issues. The Company has one of the industry's largest networks of sales and service and distribution facilities through more than 600 locations including 88 manufacturing plants in 33 countries. The Company capitalizes on its large installed base, extensive distribution network and manufacturing capabilities to provide customers with ongoing local service and maintenance. The Company is a leading provider of outsourced water services, including the operation of water and wastewater treatment systems at customer sites. In addition, the Company is actively involved in the development of privatization initiatives for municipal water treatment facilities throughout the world and, specifically, in the United States, Mexico and Canada. The

Company also owns a significant amount of properties with appurtenant water rights in the Western and Southwestern United States, a substantial portion of which are leased to agricultural tenants.

      The  Company's  principal  executive  offices  are  located at 40-004 Cook
Street, Palm Desert, California 92211, and its telephone number is (760) 340-0098. References herein to the Company refer to United States Filter Corporation and its subsidiaries, unless the context requires otherwise.


                                  RISK FACTORS

      Prospective investors should consider carefully the following factors relating to the business of the Company, together with the other information and financial data included or incorporated by reference in this Prospectus, before acquiring the securities offered hereby. Information contained or incorporated by reference in this Prospectus includes "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believes," "contemplates," "expects," "may," "will," "could," "should," "would," "anticipates" or "continue" or the negative thereof or other variations thereon or comparable terminology. No assurance can be given that the future results covered by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to vary materially from the future results covered in such forward-looking statements.

RISK OF NON-CONSUMMATION OF THE CULLIGAN MERGER

      On February 9, 1998, the Company agreed to acquire Culligan Water Technologies, Inc. ("Culligan") pursuant to a Merger Agreement between the Company, a wholly owned subsidiary of the Company and Culligan (the "Culligan Merger Agreement"). The merger ("Culligan Merger") is subject to approval by the stockholders of both the Company and Culligan. The Company and Culligan currently anticipate holding special stockholders meetings in June 1998. Holders of an aggregate of 28.5% of the outstanding shares of Culligan common stock have agreed to vote in favor of the Culligan Merger. However, there can be no assurance that the Culligan Merger will be consummated, or, if consummated, that the Culligan businesses will be integrated successfully into the Company's businesses or provide profitable. In the event of termination of the Culligan Merger Agreement because the Company's stockholders do not approve the Culligan

Merger, because the Company's Board of Directors modifies or changes in any manner adverse to Culligan its recommendation to its stockholders in favor of the Culligan Merger or because the Company or its affiliates fail to perform the Company's obligations to use its reasonable best efforts to obtain governmental and third party approvals and otherwise to take certain actions necessary to consummate the Culligan Merger, the Company may be required to pay to Culligan up to $47 million under the terms of the Culligan Merger Agreement.

      In addition, filings with, notifications to and authorizations and approvals of, various governmental agencies, both U.S. and non-U.S., with respect to the transactions contemplated by the Culligan Merger Agreement, relating primarily to antitrust, foreign investment and securities law issues, must be made and received prior to consummation of the Culligan Merger. The Company has received notice of early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The combined enterprise may be required to divest one or more of its product lines or operations, or agree to various operating restrictions, before or after receipt of stockholder approval, in order to obtain the necessary authorizations and approvals of the Culligan Merger or to assure that governmental authorities do not seek to enjoin the Culligan Merger. There can be no assurance that the consummation of any such divestitures could be effected at a fair market price or that the reinvestment of the proceeds therefrom would produce for the combined enterprise operating profit at the same level as the divested product lines or a commensurate rate of return on the amount of its investment. There also can be no assurance that any operating restrictions imposed would not adversely affect the value of the combined enterprise. The Culligan Merger Agreement is subject to termination if the Culligan Merger is not consummated by November 15, 1998.

      Culligan will have the right to terminate the Culligan Merger Agreement if a governmental authority enjoins the Culligan Merger; if the Culligan Merger is not consummated by November 15, 1998 and Culligan has not failed to perform its obligations under the Culligan Merger Agreement; if the Board of Directors of the Company changes its recommendation to its stockholders in a manner adverse to Culligan in respect of the Culligan Merger; if the stockholders of Culligan or the Company fail to approve the Culligan Merger; if the average of the closing prices of the Common Stock for any period of 10 consecutive trading days ending on or after the sixth trading day prior to the date of Culligan's stockholders meeting is less than $26.25; or if the Company materially breaches (and fails to cure such breach) its obligations under the Culligan Merger Agreement. However, if Culligan terminates the Culligan Merger Agreement in respect of a competing transaction, Culligan may be obligated to pay to the Company up to $47 million.

ACQUISITION STRATEGY

      In pursuit of its strategic objective of becoming the leading global single-source provider of water and wastewater treatment systems and services, the Company has, since 1991, acquired more than 125 United States based and international businesses. The Company plans to continue to pursue acquisitions that expand the segments of the water and wastewater treatment and water-related industries in which it participates, complement its technologies, products or services, broaden its customer base and geographic areas served and/or expand its global distribution network, as well as acquisitions which provide opportunities to further and implement the Company's one-stop-shop approach in terms of technology, distribution or service. The Company's acquisition strategy entails the potential risks inherent in assessing the value, strengths, weaknesses, contingent or other liabilities and potential profitability of acquisition candidates and in integrating the operations of acquired companies. In addition, the Company's acquisition of Memtec Limited was accomplished through an unsolicited tender offer, and the Company could make other such acquisitions. The level of risk associated with such acquisitions is generally greater because frequently they are accomplished, as was the case with the acquisition of Memtec, without the customary representations or due diligence typical of negotiated transactions. Although the Company generally has been successful in pursuing acquisitions, there can be no assurance that acquisition opportunities will continue to be available, that the Company will have access to the capital required to finance potential acquisitions, that the Company will continue to acquire businesses or that any business acquired will be integrated successfully or prove profitable.

INTERNATIONAL TRANSACTIONS

      The Company has made and expects it will continue to make acquisitions and expects to obtain contracts in markets outside the United States. In addition, a substantial portion of the business of Culligan includes non-U.S. sales. While these activities may provide important opportunities for the Company to offer its products and services internationally, they also entail the risks associated with conducting business internationally, including the risk of currency fluctuations, slower payment of invoices, the lack in some jurisdictions of well-developed legal systems, nationalization and possible social, political and economic instability. In particular, the Company has significant operations in Asia which have been and may in the future be adversely affected by current economic conditions in that region. While the full impact of this economic instability cannot be predicted, it could have a material adverse effect on the Company's revenues and profitability.

RELIANCE ON KEY PERSONNEL

      The operations of the Company are dependent on the continued efforts of senior management, in particular Richard J. Heckmann, the Company's Chairman of the Board, President and Chief Executive Officer. The Company is considering an employment agreement for Mr. Heckmann, who does not currently have one. The Company is also considering employment agreements for other members of senior management, most of whom do not currently have such agreements, although the names of such members have yet to be determined. There can be no assurance that the Company will enter into employment agreements with Mr. Heckmann or members of senior management. Should any of the Company's senior managers be unable or choose not to continue in their present roles, the Company's prospects could be adversely affected.

PROFITABILITY OF FIXED PRICE CONTRACTS

      A significant portion of the Company's revenues are generated under fixed price contracts. To the extent that original cost estimates are inaccurate, scheduled deliveries are delayed or progress under a contract is otherwise impeded, revenue recognition and profitability from a particular contract may be adversely affected. The Company routinely records upward or downward adjustments with respect to fixed price contracts due to changes in estimates of costs to complete such contracts. There can be no assurance that future downward adjustments will not be material.

CYCLICALITY, SEASONALITY AND POSSIBLE EARNINGS FLUCTUATIONS

      The sale of capital equipment within the water treatment industry is cyclical and influenced by various economic factors including interest rates and general fluctuations of the business cycle. A significant portion of the Company's revenues are derived from capital equipment sales. While the Company sells capital equipment to customers in diverse industries and in global markets, cyclicality of capital equipment sales and instability of general economic conditions, including those currently unfolding in Asian markets, could have a material adverse effect on the Company's revenues and profitability.

      The sale of water and wastewater distribution equipment and supplies is also cyclical and influenced by various economic factors including interest rates, land development and housing construction industry cycles. Sales of such equipment and supplies are also subject to seasonal fluctuation in temperate climates. The sale of water and wastewater distribution equipment and supplies is a significant component of the Company's business. Cyclicality and seasonality of water and wastewater distribution equipment and supplies sales could have a material adverse effect on the Company's revenues and profitability.

      The Company's high-purity process piping systems have been sold principally to companies in the semiconductor and, to a lesser extent, pharmaceutical and biotechnology industries, and sales of those systems are critically dependent on these industries. The success of customers and potential customers for high-purity process piping systems is linked to economic conditions in these respective industries, which in turn are each subject to intense competitive pressure and are affected by overall economic conditions. The semiconductor industry in particular has historically been, and will likely continue to be, cyclical in nature and vulnerable to general downturns in the economy. The semiconductor and pharmaceutical industries also represent significant markets for the Company's water and wastewater treatment systems. Downturns in these industries could have a material adverse effect on the Company's revenues and profitability.

      Operating results from the sale of high-purity process piping systems also can be expected to fluctuate significantly as a result of the limited pool of existing and potential customers for these systems, the timing of new contracts, possible deferrals or cancellations of existing contracts and the evolving and unpredictable nature of the markets for high-purity process piping systems.

      As a result of these and other factors, the Company's operating results may be subject to quarterly or annual fluctuations. There can be no assurance that at any given time the Company's operating results will meet or exceed stock market analysts' expectations, in which event the market price of the Common Stock could be adversely affected.

POTENTIAL ENVIRONMENTAL RISKS

      The Company's business and products may be significantly influenced by the constantly changing body of environmental laws and regulations, which require that certain environmental standards be met and impose liability for the failure to comply with such standards. The Company is also subject to inherent risks associated with environmental conditions at facilities owned, and the state of compliance with environmental laws, by businesses acquired by the Company. While the Company endeavors at each of its facilities to assure compliance with environmental laws and regulations, there can be no assurance that the Company's operations or activities, or historical operations by others at the Company's locations, will not result in cleanup obligations, civil or criminal enforcement actions or private actions that could have a material adverse effect on the Company.

      In that regard, at a Connecticut ion exchange resin regeneration facility (the "South Windsor Facility") operated by a wholly owned subsidiary of the Company (the "South Windsor Subsidiary"), acquired by the Company in October 1995 from Anjou International Company ("Anjou"), U.S. federal and state environmental regulatory authorities have issued certain notices of violation alleging multiple violations of applicable wastewater pretreatment standards. A grand jury investigation concerning these conditions also is pending. The South Windsor Subsidiary has reached a tentative agreement with the U.S. Attorney's Office and the U.S. Environmental Protection Agency ("USEPA") to settle all agency claims and investigations relating to this matter by pleading guilty to a single violation of the Federal Water Pollution Control Act. The proposed settlement includes a payment of $1.36 million, including a criminal penalty of approximately $1.0 million, and annual environmental compliance audits at the South Windsor Facility for five years. The Company believes that this settlement will conclude this matter in its entirety; however, there can be no assurance that the proposed settlement will become final, and it is not expected that it would include a formal release of all liabilities in this regard. In connection with this proposed settlement, representatives of the Company and the USEPA's
Office of Grants and Debarment have discussed the South Windsor Facility's debarment from participation in government contracts. Based on its discussions with the USEPA, the Company believes that the USEPA will lift any such debarment immediately after the Company and the USEPA agree to the proposed settlement. The loss of revenue from a debarment, regardless of its duration, is not expected to be material to the Company. Based upon the anticipated settlement, the Company does not believe that this matter will have a material adverse effect on the Company. In addition, the Company has certain rights of indemnification from Anjou which may be available with respect to these matters pursuant to the laws of the state of New York or the Stock Purchase Agreement dated as of August 30, 1995 among the Company, Anjou and Polymetrics, Inc.

      With respect to a former California ion exchange resin regeneration facility (the "El Cajon Facility") operated by a wholly owned subsidiary of the Company (the "El Cajon Subsidiary"), the San Diego county district attorney is investigating a hydrochloric acid spill that occurred in early 1997. In connection with this incident, the Company and the office of the district attorney have reached a proposed settlement (subject to final approval of the court) whereby the Company has agreed to a civil violation of the California

Health and Safety Code and has paid a $140,000 fine, which includes a civil penalty of $25,000. Pursuant to the terms of the settlement, the office of the district attorney has agreed that it will not subject the Company (or its subsidiaries and affiliates) to further civil or criminal prosecution for this matter.

      In addition to the foregoing, the Company's activities as owner and operator of certain hazardous waste treatment and recovery facilities are subject to stringent laws and regulations and compliance reviews. Failure of these facilities to comply with those regulations could result in substantial fines and the suspension or revocation of the facility's hazardous waste permit. The Company serves as contract operator of various municipal and industrial wastewater collection and treatment facilities, which were developed and are owned by governmental or private entities. The Company and Culligan also operate other facilities, including service deionization centers and manufacturing facilities, that discharge wastewater in connection with routine operations. Under service contracts and applicable environmental laws, the Company as operator of such facilities may incur certain liabilities in the event those facilities experience malfunctions or discharge wastewater which does not meet applicable permit limits and regulatory requirements. In some cases, the potential for such liabilities depends upon design or operational conditions over which the Company has limited, if any, control. In other matters, the Company has been notified by the USEPA that it is a potentially responsible party under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA") at certain sites to which the Company or its predecessors allegedly sent waste in the past. It is possible that the Company could receive other such notices under CERCLA or analogous state laws in the future. Based on sites which are currently known to the Company that may require remediation, the Company does not believe that its liability, if any, relating to such sites will be material. However, there can be no assurance that such matters will not be material. In addition, to some extent, the liabilities and risks imposed by environmental laws on the Company's customers may adversely impact demand for certain of the Company's products or services or impose greater liabilities and risks on the Company, which could also have an adverse effect on the Company's competitive and financial position.

      In 1995, Culligan purchased an equity interest in Anvil Holdings, Inc. As a result of this transaction, Culligan assumed certain environmental liabilities associated with soil and groundwater contamination at Anvil Knitwear's Asheville

Dyeing and Finishing Plant (the "Plant") in Swannanoa, North Carolina. Since 1990, Culligan has delineated and monitored the contamination pursuant to an Administrative Consent Order entered into with the North Carolina Department of Environment, Health and Natural Resources related to the closure of underground storage tanks at the site. Groundwater testing at the Plant and at two adjoining properties has shown levels of a cleaning solvent believed to be from the Plant that are above action levels under state guidelines. Culligan has begun remediation of the contamination. Culligan currently estimates that the costs of future site remediation will range from up to $1.0 million to $1.8 million and that it has sufficient reserves for the site cleanup. The Company anticipates that the potential costs of further monitoring and corrective measures to address the groundwater problem under applicable laws will not have a material adverse effect on the financial position or the results of operations of the Company. However, because the full extent of the required cleanup has not been determined, there can be no assurance that this matter will not have a material adverse effect on the Company's financial position or results of operations.

      Certain of the Company's and Culligan's facilities contain or in the past contained underground storage tanks which may have cause soil or groundwater contamination. At one formerly owned site, Culligan is investigating, and has taken certain actions to correct, contamination that may have resulted from a former underground storage tank. Based on the amount of contamination believed to have been present when the tank was removed, and the probability that some of the contamination may have originated from nearby properties, the Company believes, although there can be no assurance, that this matter will not have a material adverse effect on the combined companies' financial position or results of operations.

COMPETITION

      All of the markets in which the Company competes are highly competitive, and most are fragmented, with numerous regional and local participants. There are competitors of the Company in certain markets that are divisions or subsidiaries of companies that have significantly greater resources than the Company. The Company's process water treatment business competes in the United States and internationally principally on the basis of product quality and specifications, technology, reliability, price, customized design and technical qualifications, reputation and prompt availability of local service. The Company's wastewater treatment business competes in the United States and internationally largely on the basis of the same factors, except that pricing considerations can be predominant among competitors that have sufficient technical qualifications, particularly in the municipal contract bid process.

The Company's filtration and separation business competes in the United States and internationally principally on the basis of price, technical expertise, product quality and responsiveness to customer needs, including service and technical support. The Company's industrial products and services business competes in the United States and internationally principally on the basis of quality, service and price. In connection with the marketing of waterworks distribution equipment and supplies, the Company competes not only with a large number of independent wholesalers and with other distribution chains similar to the Company, but also with manufacturers who sell directly to customers. The principal methods of competition for the Company's waterworks distribution business include prompt local service capability, product knowledge by the sales force and service branch management, and price. The Company's consumer products business competes with companies with national distribution networks, businesses with regional scope, and local product assemblers or service companies, as well as retail outlets. The Company believes that there are thousands of participants in the residential water business. The consumer products business, which upon consummation of the Culligan Merger will include Culligan's current residential operations, competes principally on the basis of price, product quality and "taste," service, distribution capabilities, geographic presence and reputation. Competitive pressures, including those described above, and other factors could cause the Company to lose market share or could result in significant price erosion, either of which could have a material adverse effect upon the Company's financial position, results of operations and cash flows.

POTENTIAL RISKS RELATED TO WATER RIGHTS AND WATER TRANSFERS

      The Company recently acquired more than 47,000 acres of agricultural land (the "Properties"), situated in the Southwestern United States, the substantial majority of which are in Imperial County, California (the "IID Properties") located within the Imperial Irrigation District (the "IID"). Substantially all of the Properties are currently leased to third party agricultural tenants, including prior owners of the Properties. The Company acquired the Properties with appurtenant water rights, and is actively seeking to acquire additional properties with water rights, primarily in the Southwestern and Western United States. The Company may seek in the future to transfer water attributable to water rights appurtenant to the Properties, particularly the IID Properties (the "IID Water"). However, since the IID holds title to all of the water rights within the IID in trust for the landowners, the IID would control the timing and terms of any transfers of IID Water by the Company. The circumstances under which transfers of water can be made and the profitability of any transfers are subject to significant uncertainties, including hydrologic risks of variable water supplies, risks presented by allocations of water under existing and prospective priorities, and risks of adverse changes to or interpretations of U.S. federal, state and local laws, regulations and policies. Transfers of IID Water attributable to water rights appurtenant to the IID Properties (the "IID Water Rights") are subject to additional uncertainties. Allocations of Colorado River water, which is the source of all water deliveries to the IID Properties, are subject to limitations under complex international treaties, interstate compacts, U.S. federal and state laws and regulations, and contractual arrangements and, in times of drought, water deliveries could be curtailed by the U.S. government. Further, any transfers of IID Water would require the approval of the U.S. Secretary of the Interior. Even if a transfer were approved, other California water districts and users could assert claims adverse to the IID Water Rights, including but not limited to claims that the IID has failed to satisfy U.S. federal law and California constitutional requirements that IID Water must be put to reasonable and beneficial use. A finding that the IID's water use is unreasonable or nonbeneficial could adversely impact title to the IID Water Rights and the ability to transfer IID Water. Water transferred by the IID to metropolitan areas of Southern California, such as San Diego, currently would be transported through aqueducts owned or controlled by the Metropolitan Water District, a quasi-governmental agency (the "MWD"). The transportation cost for any transfer of IID Water and the volume of water which the MWD can be required to transport at any time are subject to California laws of uncertain application, some aspects of which are currently in litigation. The uncertainties associated with water rights could have a material adverse effect on the Company's future profitability.

TECHNOLOGICAL AND REGULATORY RISKS

      Portions of the water and wastewater treatment business are characterized by changing technology, competitively imposed process standards and regulatory requirements, each of which influences the demand for the Company's products and services. Changes in regulatory or industrial requirements may render certain of the Company's treatment products and processes obsolete. Acceptance of new products may also be affected by the adoption of new government regulations requiring stricter standards. The Company's ability to anticipate changes in technological and regulatory standards and to develop successfully and introduce new and enhanced products on a timely basis will be a significant factor in the Company's ability to grow and to remain competitive. There can be no assurance that the Company will be able to achieve the technological advances that may be necessary for it to remain competitive or that certain of its products will not become obsolete. In addition, the Company is subject to the risks generally associated with new product introductions and applications, including lack of market acceptance, delays in development or failure of products to operate properly. The market growth potential of acquired in-process research and development is subject to certain risks, including costs to develop and commercialize such products, the cost and feasibility of production of products utilizing the applicable technologies, introduction of competing technologies and market acceptance of the products and technologies involved.

      There can be no assurance that the Company's existing or any future trademarks or patents will be enforceable or will provide substantial protection from competition or be of commercial benefit to the Company. In addition, the laws of certain non-United States countries may not protect proprietary rights to the same extent as do the laws of the United States. Successful challenges to certain of the Company's patents or trademarks could materially adversely affect its competitive and financial position.

MUNICIPAL WATER AND WASTEWATER BUSINESS

      A significant percentage of the Company's revenues is derived from municipal customers. While municipalities represent an important part of the water and wastewater treatment industry, contractor selection processes and funding for projects in the municipal sector entail certain additional risks not typically encountered with industrial customers. Competition for selection of a municipal contractor typically occurs through a formal bidding process which can require the commitment of resources and greater lead times than industrial projects. In addition, this segment is dependent upon the availability of funding at the local level, which may be the subject of increasing pressure as local governments are expected to bear a greater share of the cost of public services.

YEAR 2000 RISKS

      The Year 2000 issue concerns the potential exposures related to the automated generation of business and financial misinformation resulting from the application of computer programs which have been written using two digits, rather than four, to define the applicable year of business transactions. Most of the Company's operating systems with Year 2000 issues have been modified to address those issues; accordingly, management does not anticipate any significant costs, problems or uncertainties associated with becoming Year 2000 compliant. The Company is currently developing a plan intended to assure that its other internal operating systems with Year 2000 issues are modified on a timely basis. Suppliers, customers and creditors of the Company also face similar Year 2000 issues. A failure to successfully address the Year 2000 issue could have a material adverse effect on the Company's business or results of operations.

SHARES ELIGIBLE FOR FUTURE SALE

      The market price of the Common Stock could be adversely affected by the availability for public sale of shares held on March 31, 1998 by security holders of the Company, including: (i) up to 3,646,783 shares which may be delivered by Laidlaw Inc. or its affiliates ("Laidlaw"), at Laidlaw's option in lieu of cash, at maturity pursuant to the terms of 5-3/4% Exchangeable Notes due 2000 of Laidlaw (the amount of shares or cash delivered or paid to be dependent within certain limits upon the value of the Common Stock at maturity), or sold from time to time in accordance with Rule 144(k) under the Securities Act; (ii) 7,636,364 shares issuable upon conversion of the Company's 6% Convertible Subordinated Notes due 2005 at a conversion price of $18.33 per share of Common Stock; (iii) 10,481,013 shares issuable upon conversion of the Company's 4-1/2% Convertible Subordinated Notes due 2001 at a conversion price of $39.50 per share of Common Stock; (iv) 1,200,000 shares issuable upon exercise of warrants, 600,000 at an exercise price of $50.00 per share and 600,000 at an exercise price of $60.00 per share, in each case expiring on September 17, 2007 and exercisable at any time after the first sale of water from water rights appurtenant to the Properties (the "Warrants"); and (v) 8,482,926 outstanding shares which are subject to agreements pursuant to which the holders have certain rights to request the Company to register the sale of such holders' Common Stock under the Securities Act and/or, subject to certain conditions, to include certain percentages of such shares in other registration statements filed by the Company, of which such rights as to 8,000,000 shares are not exercisable until February 17, 2000. In addition, the Company has registered for sale under the Securities Act 2,903,207 shares which may be issuable by the Company from time to time in connection with acquisitions of businesses or assets from third parties. Upon consummation of the Culligan Merger, approximately 46,780,775 shares to be issued pursuant thereto (assuming the Average Share price is $33.1875) will be subject to agreements pursuant to which certain stockholders will have certain rights to request the Company to register the sale of such shares under the Securities Act and/or, subject to certain conditions, to include certain percentages of such shares in other registration statements filed by the Company. See "Risk Factors Acquisition Strategy."


                                 USE OF PROCEEDS

      The Selling Stockholders will receive all of the net proceeds from any sale of the Shares offered hereby, and none of such proceeds will be available for use by the Company or otherwise for the Company's benefit.


                              SELLING STOCKHOLDERS

      The following table sets forth the names of the Selling Stockholders, the total number of Shares owned, including separately the number of shares subject to the Escrow Agreement and the number of shares as adjusted to reflect the sale of the Shares by the Selling Stockholders. Each of the Selling Stockholders acquired the Shares on January 16, 1998, and the respective number of shares indicated as to each Selling Stockholder constitutes less than one percent of the shares of Common Stock outstanding as of such date, except as to The Bianco Trust, David J. Shimmon and BT Capital Partners Inc., which owned beneficially 2.2%, 1.9% and 1.1% as of such date.

                                                                 Shares
 Name of           Shares         Shares        Maximum       Beneficially
 Selling        Beneficially    Subject to   Shares to be       Owned As
Stockholder        Owned          Escrow         Sold           Adjusted

The Bianco        2,314,995       115,750      2,314,995           --
Family 1991
Trust, dated
February 1, 1991

David J. Shimmon  2,052,920       102,646      2,052,920           --

BT Capital        1,183,454        59,173      1,183,454           --
Partners Inc.

Churchill ESOP       92,600         4,630         92,600           --
Capital Partners


D&S Partners         50,958(1)      1,966         50,958(1)        --



                                       16

                                                                 Shares
 Name of           Shares         Shares        Maximum       Beneficially
 Selling        Beneficially    Subject to   Shares to be       Owned As
Stockholder        Owned          Escrow         Sold           Adjusted

Silicon Valley       38,476         1,924         38,476           --
Bancshares

L.H. Friend,         36,921         1,847         36,921           --
Weinress,
Frankson &
Presson, Inc.

Gregory Presson      26,665         1,334         26,665           --


Christopher          18,461           924         18,461           --
Halloran

Total             5,815,450(1)    290,194      5,815,450(1)        --
----------------

(1) Includes 11,647 shares of Common Stock which the holder has the right to acquire pursuant to options at an exercise price of $12.02 per share, giving effect to the conversion in accordance with the Merger Agreement of options to purchase shares of the Common Stock of Kinetics.

      Pursuant to the Merger Agreement, the Company acquired from the Selling Stockholders all of the issued and outstanding shares of capital stock of Kinetics. Other than their equity holdings in Kinetics, the Selling Stockholders do not have, and within the past three years did not have, any position, office or other material relationship with the Company or any of its predecessors or affiliates, except that: (i) William A. Bianco, Jr., a Trustee of the Bianco Trust, was the founder of Kinetics in 1973 and served as Chairman of the Board from 1980 until the consummation of the Merger and as Chief Executive Officer of Kinetics from 1973 through March 1997; (ii) Marie R. Bianco, a Trustee of the Bianco Trust, served as Executive Vice President and a Director of Kinetics from 1989 until the consummation of the Merger; (iii) David J. Shimmon has served as President/Chief Operating Officer of the Company's Industrial Products and
Services Group since March 1998, as Chief Executive Officer of Kinetics since March 1997, as President and Director of Kinetics since October 1990, as Chief Financial Officer of Kinetics from 1991 until the consummation of the Merger and as Executive Vice President of Kinetics from October 1990 through March 1996;
(iv) BT Capital Partners ("BT") purchased 2,250,000 shares of Series A Preferred

Stock from Kinetics in June 1995 and loaned Kinetics $10,000,000 in a subordinated debt offering in June 1997 which was repaid by the Company upon the consummation of the Merger; (v) Martin M. Jelenko, a consultant or employee of affiliates of BT since 1992, served as a Director of Kinetics from June 1995 until the consummation of the Merger; and (vi) Jeffrey L. Ott, who has served in several capacities at affiliates of BT since 1988, served as a Director of Kinetics from December 1996 until the consummation of the Merger.


                              PLAN OF DISTRIBUTION

      The Shares offered hereby may be sold from time to time by or for the account of the Selling Stockholders on one or more exchanges or otherwise;
directly to purchasers in negotiated transactions; by or through brokers or dealers in ordinary brokerage transactions or transactions in which a broker or dealer solicits purchasers; in block trades in which brokers or dealers will attempt to sell Shares as agent but may position and resell a portion of the block as principal; in transactions in which a broker or dealer purchases as principal for resale for its own account; or in any combination of the foregoing methods. Shares may be sold at a fixed offering price, which may be changed, at the prevailing market price at the time of sale, at prices related to such prevailing market price or at negotiated prices. Brokers or dealers may arrange for others to participate in any such transaction and may receive compensation in the form of discounts, commissions or concessions payable by the Company and/or the purchasers of Shares. If required at the time that a particular offer of Shares is made, a supplement to this Prospectus will be delivered that describes any material arrangements for the distribution of Shares and the terms of the offering, including, without limitation, any discounts, commissions or concessions and other items constituting compensation from the Selling Stockholders or otherwise. The Company may agree to indemnify participating brokers or dealers against certain civil liabilities, including liabilities under the Securities Act. The Company and the Selling Stockholders are obligated to indemnify each other against certain civil liabilities arising under the Securities Act.

      The Selling Stockholders may not sell the Shares in the public market unless they do so by or through Donaldson, Lufkin & Jenrette Securities Corporation, Salomon Smith Barney Inc., Deutsche Morgan Grenfell or BT Alex Brown or another nationally recognized investment banking firm satisfactory to the Company in its reasonable discretion, and, further, the Selling Stockholders are obligated to sell the Shares in the public market in an orderly fashion as will not be materially disruptive to the market for the Common Stock.

      The Selling Stockholders and any such brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any discounts, commissions or concessions received by such brokers or dealers and any profit on the resale of the Shares purchased by such brokers or dealers may be deemed to be underwriting commissions or discounts under the Securities Act.

      The Company has informed the Selling Stockholders that the provisions of Regulation M under the Exchange Act may apply to their sales of Shares and has furnished the Selling Stockholders with a copy of that regulation. The Company also has advised the Selling Stockholders of the requirement for delivery of a prospectus in connection with any sale of the Shares.

      Any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. There is no assurance that the Selling Stockholders will sell any or all of the Shares. The Selling Stockholders may transfer, devise or gift such Shares by other means not described herein.

      The Company will pay all of the expenses incurred in connection with registration of the Shares, including, without limitation, all registration, printing, qualification and filing fees and fees and disbursements of counsel for the Company ("Registration Expenses"). All costs and expenses, other than Registration Expenses, including without limitation, underwriting discounts, selling commissions and stock transfer taxes, applicable to registration of the Shares will be paid by the Selling Stockholders.


                          DESCRIPTION OF CAPITAL STOCK

GENERAL

      As of March 31, 1998, the Company was authorized to issue 300,000,000 shares of Common Stock, par value $.01 per share, of which 108,462,296 shares were issued and outstanding, and 3,000,000 shares of preferred stock, par value $.10 per share, of which none were issued and outstanding. Of the unissued shares of Common Stock, 7,636,364 shares were reserved for issuance upon conversion of the Company's 6% Convertible Subordinated Notes due 2005, 10,481,013 shares were reserved for issuance upon conversion of the Company's 4-1/2% Convertible Subordinated Notes due 2001, 1,200,000 shares were reserved for issuance upon exercise of the Warrants expiring September 17, 2007 and an aggregate of 7,647,059 shares were reserved for issuance upon exercise of options either outstanding or available for grant.

COMMON STOCK

      The holders of Common Stock are entitled to one vote for each share held of record by them on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors; thus, the holders of shares having more than 50% of the Company's voting power (including both common and voting preferred shares, if any) voting for the election of directors can elect all of the directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor, subject to the prior rights of preferred stockholders. In the event of liquidation, dissolution or winding up of the Company's affairs, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, including any preferred stock, that has preference over the Common Stock. Except as described below under "Stock Purchase Rights," holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock.

      The Company currently intends to retain earnings to provide funds for the operation and expansion of its business and accordingly does not anticipate paying cash dividends on the Common Stock in the foreseeable future. Any payment of cash dividends on the Common Stock in the future will depend upon the Company's financial condition, earnings, capital requirements and such other factors as the Board of Directors deems relevant.

PREFERRED STOCK

      Shares of preferred stock may be issued without stockholder approval. The Board of Directors is authorized to issue such shares in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights and rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any vote or action by the stockholders. The Company has no current plans for the issuance of any shares of preferred stock. Any preferred stock to be issued could rank prior to the Common Stock with respect to dividend rights and rights of liquidation. The Board of Directors, without stockholder approval, may issue preferred stock with voting and conversion rights that could adversely affect the voting power of holders of Common Stock or create impediments to persons seeking to gain control of the Company.

STOCK PURCHASE RIGHTS

      Laidlaw, which, as of March 31, 1998, held 3,646,783 shares of Common Stock, or 3.4% of the outstanding Common Stock, has certain rights to purchase voting securities of the Company in order to maintain its percentage voting interest. Except in connection with mergers or other acquisitions or in the ordinary course under an employee stock option or stock bonus plan, in the event the Company proposes to sell or issue shares of voting securities, Laidlaw has the right to purchase, on the same terms as the proposed sale or issuance, that number of shares or rights as will maintain its percentage interest in the voting securities of the Company, assuming the conversion of all convertible securities and the exercise of all options and warrants then outstanding. In addition, Laidlaw has other purchase rights with respect to sales or issuances of securities by the Company at prices below 85% of current market price at the time of sale or issuance or the prevailing customary price for such securities or their equivalent.

CERTAIN VOTING ARRANGEMENTS

      Pursuant to the agreements whereby the Company acquired Smogless S.p.A. in September 1994, Laidlaw has agreed to vote all shares owned by it for the nominees of the Company's Board for election to the Board, and on all other matters in the same proportion as the votes cast by other holders of voting securities, other than those that relate to any business combination or similar transaction involving the Company or any amendment to the Company's Certificate of Incorporation (the "Company Certificate") or By-laws.

      Pursuant to the agreement whereby the Company acquired the Properties in exchange for 8,000,000 shares of Common Stock and the Warrants in September 1997, the Company has agreed, so long as the parties from whom the Properties were acquired (the "Parties") own at least 5% of the outstanding Common Stock, to nominate a person designated by the Parties for election to the Company Board (the "Designee"). The Designee, Ardon E. Moore, has been appointed by the Company's Board of Directors to serve as a Class I director until the Company's Annual Meeting in 2000. If a vacancy occurs in the Company's Board of Directors while the Parties own at least 7 1/2% of the outstanding Common Stock and such vacancy is the result of the cessation to serve of a non-employee director of the Company (other than the cessation of service of a Designee, which vacancy shall be filled with a successor Designee), the Parties must also approve the person filling such vacancy. In addition, the Parties have agreed to vote all shares owned by them as recommended by a majority of the members of the Company's Board of Directors, except with respect to certain fundamental transactions, transactions involving the issuance by the Company of Common Stock representing 20% or more of the outstanding Common Stock (or equivalents) or amendment of the Company Certificate or By-laws.

CERTAIN CHARTER AND BY-LAW PROVISIONS

      The Company Certificate places certain restrictions on the voting rights of a "Related Person," defined therein as any person who directly or indirectly owns 5% or more of the outstanding voting stock of the Company. The founders and the original directors of the Company are excluded from the definition of "Related Persons," as are seven named individuals including Richard J. Heckmann, the Chairman of the Board, President and Chief Executive Officer of the Company. These voting restrictions apply in two situations. First, the vote of a director who is also a Related Person is not counted in the vote of the Board of Directors to call a meeting of stockholders where that meeting will consider a proposal made by the Related Person director. Second, any amendments to the Company Certificate that relate to specified Articles therein (those dealing with corporate governance, limitation of director liability or amendments to the Company Certificate), in addition to being approved by the Board of Directors and a majority of the Company's outstanding voting stock, must also be approved by either (i) a majority of directors who are not Related Persons, or (ii) the holders of at least 80% of the Company's outstanding voting stock, provided that if the change was proposed by or on behalf of a Related Person, then approval by the holders of a majority of the outstanding voting stock not held by Related Persons is also required. In addition, any amendment to the Company's By-laws must be approved by one of the methods specified in clauses (i) and (ii) in the preceding sentence.

      The Company Certificate and the Company's By-laws provide that the Board of Directors shall fix the number of directors and that the Board shall be divided into three classes, each consisting of one-third of the total number of directors (or as nearly as may be possible). Stockholders may not take action by written consent. Meetings of stockholders may be called only by the Board of Directors (or by a majority of its members). Stockholder proposals, including director nominations, may be considered at a meeting only if written notice of that proposal is delivered to the Company from 30 to 60 days in advance of the meeting, or within ten days after notice of the meeting is first given to stockholders.

DELAWARE ANTI-TAKEOVER LAW

      Section  203 of the  Delaware  General  Corporation  Law  ("Section  203")
provides, in general, that a stockholder acquiring more than 15% of the outstanding voting shares of a corporation subject to the statute (an
"Interested Stockholder"), but less than 85% of such shares, may not engage in certain "Business Combinations" with the corporation for a period of three years subsequent to the date on which the stockholder became an Interested Stockholder unless (i) prior to such date the corporation's board of directors has approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder or (ii) the Business Combination is approved by the corporation's board of directors and authorized by a vote of at least two-thirds of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

      Section 203 defines the term "Business Combination" to encompass a wide variety of transactions with or caused by an Interested Stockholder in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, including mergers, certain asset sales, certain issuances of additional shares to the Interested Stockholder, transactions with the corporation that increase the proportionate interest of the Interested Stockholder or transactions in which the Interested Stockholder receives certain other benefits.

      These provisions could have the effect of delaying, deferring or preventing a change of control of the Company. The Company's stockholders, by adopting an amendment to the Company Certificate or the By-laws of the Company, may elect not to be governed by Section 203, effective twelve months after adoption. Neither the Company Certificate nor the By-laws of the Company currently excludes the Company from the restrictions imposed by Section 203.


                            VALIDITY OF COMMON STOCK

      The validity of the Shares will be passed upon for the Company by Kirkpatrick & Lockhart LLP, counsel to the Company.


                                     EXPERTS

      The consolidated financial statements of United States Filter Corporation and its subsidiaries as of March 31, 1996 and 1997 and for each of the three years in the period ended March 31, 1997 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP and Ernst & Young LLP, independent certified public accountants as stated in their reports, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

      The combined financial statements of the Systems and Manufacturing Group of Wheelabrator Technologies Inc. as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of Culligan Water Technologies, Inc. as of January 31, 1997 and 1998 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended January 31, 1998 have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, which report is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The aggregated financial statements of the Process Equipment Division of United Utilities Plc as of March 31, 1996 and 1995 and for each of the years in the two year period ended March 31, 1996 have been incorporated by reference herein in reliance upon the report of KPMG Audit Plc, independent chartered accountants, which report is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The aggregated financial statements of Protean Plc as of March 31, 1997 and for the year ended March 31, 1997 have been incorporated by reference herein in reliance upon the report of KPMG Audit Plc, independent chartered accountants, which report is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

      The consolidated financial statements of The Kinetics Group, Inc. at September 30, 1997 and 1996, and for each of the two years in the period ended September 30, 1997, incorporated by reference herein have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein, and are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

      The combined financial statements of The Water Filtration Business (a wholly owned business of AMETEK, Inc.) at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, incorporated by reference herein have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein, and are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

      The consolidated financial statements of Memtec Limited as of June 30, 1997 and 1996 and for each of the three years in the period ended June 30, 1997 incorporated by reference herein have been so incorporated by reference in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

      The audited financial statements of WaterPro Supplies Corporation as of December 31, 1995 and for the period from April 7, 1995 to December 31, 1995 incorporated by reference herein have been audited by Arthur Andersen LLP, independent public accountants as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

      The  independent   valuation  report  of  The  Mentor  Group,   Inc.  is
incorporated by reference herein in reliance upon the authority of said firm in giving said report.

===================================== ========================================

NO  PERSON  HAS  BEEN  AUTHORIZED
TO  GIVE  ANY  INFORMATION OR TO
MAKE  ANY REPRESENTATIONS OTHER
THAN THOSE CONTAINED IN THIS
PROSPECTUS,  AND, IF GIVEN OR
MADE, SUCH INFORMATION OR
REPRESENTATIONS MUST NOT BE
RELIED UPON AS HAVING BEEN
AUTHORIZED. THIS PROSPECTUS
DOES NOT CONSTITUTE AN OFFER TO
SELL OR THE SOLICITATION OF AN
OFFER TO BUY ANY SECURITIES                      5,815,450 SHARES
OTHER THAN THE SECURITIES
TO WHICH IT RELATES OR
AN OFFER TO SELL OR THE                   UNITED STATES FILTER CORPORATION
SOLICITATION OF AN OFFER TO BUY
SUCH SECURITIES IN ANY
CIRCUMSTANCES IN WHICH SUCH OFFER                  COMMON STOCK
OR SOLICITATION IS UNLAWFUL.
NEITHER THE DELIVERY OF THIS
PROSPECTUS NOR ANY SALE MADE
HEREUNDER SHALL,  UNDER ANY
CIRCUMSTANCES,  CREATE  ANY
IMPLICATION  THAT THERE HAS
BEEN NO CHANGE IN THE  AFFAIRS
OF THE  COMPANY SINCE THE DATE
HEREOF OR THAT THE INFORMATION
CONTAINED HEREIN IS CORRECT AS OF
ANY TIME SUBSEQUENT TO ITS DATE.

            -------------                         ----------------

          TABLE OF CONTENTS                          PROSPECTUS

                                PAGE              ----------------

Available Information............. 2
Incorporation of Certain
Documents by Reference............ 2
The Company....................... 3
Risk Factors...................... 4
Use of Proceeds...................16
Selling Stockholders..............16
Plan of Distribution..............18
Description of Capital
 Stock............................19
Validity of Common Stock..........23
Experts...........................23                May 15, 1998

===================================== ========================================